Exhibit 10.9

AMENDED AND RESTATED

SOFTWARE PRODUCT LICENSE AGREEMENT

THIS AMENDED AND RESTATED SOFTWARE PRODUCT LICENSE AGREEMENT (this “Agreement”), dated as of May 6, 2022 (the “Effective Date”), is by and between mPhase Technologies, Inc., a New Jersey, USA, corporation having its principal place of business located at 1101 Wootton Parkway, Suite 1040, Rockville, MD 20852 USA (“Company”) and ETI Systems, LLC, having its principal place of business located at PO Box 48027 Dubai, UAE (“Client”). Client, together with Company, may be collectively referred to hereinafter as the “Parties” and, each individually, as a “Party”).

WHEREAS, Company developed certain proprietary software comprised of a cloud-based learning management system (the “Company Software”);

WHEREAS, Client is in the business of developing and implementing software products and solutions, and providing related services, to business enterprises around the world (the “Business”);

WHEREAS, Client has used and desires to continue to use the Company Software as part of the products and services (the “Client Platform”) it offers as part of the Business;

WHEREAS, Company and Client entered into a certain Software Product License Agreement, dated June 30, 2019, to provide for Client’s use of the Company Software as part of the products and services it offers in the Business (the “Original Agreement”);

WHEREAS, in addition to the license granted to Client thereunder to use the Company Software, the Original Agreement provided for provision by Company of certain services and support in connection with Client’s use of the Company Software; and

WHEREAS, Company and Client desire to amend, modify and clarify certain terms and conditions set forth in the Original Agreement and to restate and replace the Original Agreement in its entirety with this Agreement based on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Client agree as follows:

1. Grant of License; Scope of Use.

1.1 Company hereby agrees to grant to Client a limited, revocable, non-exclusive, non-transferable, royalty-free license to use the Company Software solely as provided herein. The Company Software is provided hereunder on an entirely “as-is” basis, with all faults, defects, bugs and errors, without any warranty whatsoever (whether express or implied). Company expressly disclaims, to the fullest extent authorized by law, any and all warranties (whether express or implied), including without limitation, any implied warranties of title, integration, merchantability and fitness for a particular purpose. Use of the Company Software is and at all times will be at the sole risk of Client. The Company Software, including the respective components thereof, and any rights therein or thereto (other than the specific rights granted under this Agreement), are and at all times shall remain the sole and exclusive property of Company. Company specifically reserves any and all other rights and interests not explicitly granted under this Agreement.

1.2 Client shall have the right to access and use the Company Software, solely as provided hereinbelow, for valid business purposes only and as part of the products and services provided by the Business (“Permitted Use”). Permitted Use shall include use of the Software Product for server and desktop deployment and evaluation use. Client may install an unlimited number of copies of the Company Software on an internal file server for purposes of downloading and installing the Company Software on licensed computers within the same internal network. Client may also make one copy of the Company Software for backup or archival purposes. In the event that Client has ordered and received an evaluation license, Client may use the same only for the purposes of evaluation during the evaluation period.

1.3 Client shall not and shall not permit any third party to: (a) modify, alter, amend, fix, translate, enhance or otherwise create derivative works from the Company Software; (b) reverse engineer, disassemble, decompile, decode or adapt the Company Software (or make any effort to do any of the foregoing), or otherwise attempt to derive or gain access to the source code of the Company Software, in whole or in part, except as and only to the extent this restriction is prohibited by law or, with respect to open-source components, if any, included in the Company Software, under the applicable open-source software license agreements governing the use of these components; (c) remove, disable, or otherwise create or implement any workaround to, any security features contained in the Company Software; (d) remove, delete or alter any trademarks, copyright notices or other intellectual property rights notices of Company (or its licensors, if any) from the Company Software; (e) copy the Company Software, in whole or in part (except as permitted under Section1.3 above); (f) sell, sublicense or assign the Company Software to any third party for any reason except as specifically provided herein or as otherwise agreed in writing in advance by Company; (g) use the Company Software in any manner inconsistent with its intended use or in violation of any applicable federal, state or local law, regulation or rule; or (h) use the Company Software for purposes of competitive analysis, the development of a competing product or service, or for any other purpose that is or would be to Company’s commercial disadvantage.

2. Services.

2.1 Under the Original Agreement, Company agreed to provide to Client, as an independent contractor, certain services, including development, consulting, implementation, training, support, maintenance, and update and bug fix services relating to Client’s use of the Company Software. Client desires to continue to receive such services and Company hereby agrees to continue to provide the services as described in Schedule A (the “Services”).

2.2 In connection with Company’s provision of Services, Client agrees to respond promptly to any reasonable requests from Company for instructions, information, or approvals required by Company to provide the Services, and will cooperate with Company in its performance of the Services and provide access to Client’s premises, employees, contractors, and equipment as required to enable Company to provide the Services.

2.3 Notwithstanding the above, Company may but shall not be required to provide any of the Services if Client alters or has altered or otherwise modifies or has modified the Company Software in any way or is in default or breach of any of the provisions of this Agreement.

2.4 Client and Company hereby agree that Company shall continue to provide the Services to Client hereunder, which shall specifically include those services listed on Schedule A-1 hereto

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3. License and Service Fees; Related Expenses; Payment Terms. The fees and expenses to be paid by Client for use of the Software Product licensed under this Agreement and the Company’s provision of the Services shall be as set forth in the schedules hereto. Company shall invoice Client on a monthly basis for all license and services fees, and related expenses. Amounts invoiced shall be due and payable within 90 days from the date of each invoice, shall be paid in US Dollars and shall be remitted by wire transfer of immediately available funds to a bank account in the United States as designated by Company. Company shall provide wire instructions to Client to provide for such payments. Amounts not paid when due shall be subject to late fees and/or interest, which shall be submitted and paid in US Dollars and remitted as set forth above and in the schedules hereto.

4. Term, Termination, and Survival.

4.1 The term of this Agreement is for a period of three (3) years from the Effective Date, subject to earlier termination as set forth below.

4.2 Either Party may terminate this Agreement at any time upon delivery of 30 calendar days’ advanced written notice to the other Party.

4.3 Subject to the provision immediately below, either Party may terminate this Agreement immediately, upon delivery of written notice, upon the occurrence of a material breach of this Agreement by the other Party; provided, that the Party alleged to have materially breached any provision of this Agreement shall have thirty (30) calendar days following delivery of notice hereunder to cure such breach and shall have failed within such thirty (30) day period to cure such breach. Notice hereunder shall describe in reasonable detail of the conditions of the alleged breach.

4.4 Upon expiration or termination of this Agreement, the license granted hereunder will immediately and concurrently terminate therewith. Termination of this Agreement shall not otherwise affect the accrued rights, remedies, obligations or liabilities of the Parties as set forth in this Agreement; provided however, that any provision of this Agreement which expressly or by implication is intended to come into or continue in force on or after termination of this Agreement shall remain in full force and effect.

4.5 Upon expiration or termination of this Agreement, each Party shall, as reasonably soon as practicable, (a) return, destroy or permanently erase (as directed in writing by the other Party) any documents, handbooks, CD-ROMs or DVDs or other information or data provided to it by the other Party containing, reflecting, incorporating or based on Confidential Information belonging to the other Party. If required by the other Party, it shall provide written evidence (in the form of a letter signed by an authorized signatory of the company) no later than fourteen (14) days after termination of this Agreement that these have been destroyed and that it has not retained any copies of them; and (b) return all of the other Party’s equipment and materials, failing which, the other Party may enter the relevant premises and take possession of them. Until these are returned or repossessed, the Party in possession shall be solely responsible for their safe-keeping.

4.6 Notwithstanding its obligations under this Section 4, if a Party is required by any law, regulation, or government or regulatory body to retain any documents or materials containing the Confidential Information (as hereinafter defined) of the other Party, it shall notify the other Party in writing of such retention, giving details of the documents and/or materials that it must retain.

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5. Trademarks; Publicity; Use of Names and Marks.

5.1 Each Party acknowledges that any logos, trademarks, service marks, trade names, or other marks (collectively, “Marks”) owned by the other Party are the exclusive property of such other Party and that neither Party will acquire any rights in or to the other Party’s Marks by reason of this Agreement, except the limited right to use such Marks set forth herein. Each Party may use the other Party’s Marks only as set forth in this Agreement and consistently with any style or usage guides provided by such other Party.

5.2 Company may use Client’s name and Marks (subject to Section 5.1 above) to promote its business, including the license of the Company Software and Company’s abilities to provide services of the nature of the Services, including without limitation by publishing the same in marketing materials. Company will obtain Client’s prior approval before using Client’s name or Marks.

5.3 The Parties shall cooperate to draft all appropriate press releases and other public announcements relating to the subject matter of this Agreement and the relationship between the Parties. The Parties will not unreasonably withhold or delay their consent to press releases or public announcements

6. Confidentiality. During the term of this Agreement, a Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) non-public, proprietary or confidential information about its business affairs, products or services, personnel, confidential intellectual property, trade secrets, and other sensitive or proprietary information (“Confidential Information”). Neither Party will disclose Confidential Information to the other Party prior to execution by the Parties of a mutually agreed upon confidentiality agreement (a “Confidentiality Agreement”) containing customary provisions relating to the nature, use and disclosure of such information; provided however, that a Receiving Party may, without the need to enter into a separate Confidentiality Agreement, use and/or disclose any information that was independently developed by the Receiving Party or its employees, agents or representatives, without use of the Confidential Information of the Disclosing Party as evidenced by contemporaneous documentation in the Receiving Party’s possession, which information shall not be deemed to be Confidential Information. I

7. Intellectual Property; Permissions.

7.1 All intellectual property rights, including copyrights, patents, patent disclosures and inventions (whether patentable or not), trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith and all other rights (collectively, “Intellectual Property Rights”) in and to all documents, work product and other materials that are delivered to Client under this Agreement or prepared by or on behalf of Company in the course of performing the Services (collectively, the “Deliverables”) shall be owned by Company.

7.2 Client acknowledges that Company’s performance under this Agreement could result in the development of improvements to the Company Software and/or other Company Intellectual Property (“Improvements”) or the development of new data, materials, information, concepts, ideas, know-how, standards of judgment, trade secrets, technology, tools, methods, methodologies, techniques, procedures, processes, forms, templates and other abilities or intellectual property related to the Company Intellectual Property (“New Company Intellectual Property”). Notwithstanding anything in this Agreement to the contrary, the Parties agree that the Company Software and all other Company Intellectual Property, Improvements and New Company Intellectual Property (individually and collectively “Company IP”) is and shall be the sole property of Company, and Client: (a) shall not acquire any right, title, interest or ownership in or to any Company IP, and (b) will not, except as necessary to the performance of this Agreement, make use of or disclose any Company IP to any third party without the prior written consent of Company.

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8. Representations and Warranties; Covenants.

8.1 Each Party represents and warrants to the other Party that (a) it has all right, power, and authority necessary to enter into and perform its obligations under this Agreement; (b) its performance of this Agreement does not and will not conflict with any agreement to which it is bound; and (c) it will comply with all applicable federal, state, and local laws, rules, regulations, orders and other requirements of any governmental authority in its performance of this Agreement and will notify the other Party if it becomes aware of any non-compliance therewith by it.

8.2 Each Party represents and warrants to the other Party that this Agreement constitutes the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms.

8.3 Neither Party is under any restriction or obligation that the Party could reasonably expect might affect the Party’s performance of its obligations under this agreement.

8.4 Neither Party’s execution, delivery, or performance of its obligations under this agreement will breach or result in a default under (a) its articles, bylaws, or any unanimous shareholders agreement, (b) any law to which it is subject, (c) any judgment, order, or decree of any governmental authority to which it is subject, or (d) any agreement to which it is a party or by which it is bound.

8.5 Each Party holds all permits and other authorizations necessary to own, lease, and operate its properties, and conduct its business as it is now carried on.

8.6 There are no legal proceedings pending, threatened against either Party which would affect that Party’s ability to complete its obligations under this Agreement.

8.7 Neither Party has taken or authorized any proceedings related to that Party’s bankruptcy, insolvency, liquidation, dissolution, or winding up.

8.8 Company makes no warranties except for those provided above in this Section 8. All other warranties, express and implied, are expressly disclaimed.

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9. Representations of Company. Company hereby represents to Client as follows:

9.1 Company is the owner of all Intellectual Property rights included in the Company Software and granted under in the license provided for in this Agreement, and has the exclusive right to grant the Product License.

9.2 Company has properly maintained the Intellectual Property rights licensed under this Agreement, including paying all applicable registration and maintenance fees.

9.3 Company has not granted and is not obligated to grant any license to any third party that would conflict with the license provided for under this Agreement.

9.4 To Company’s knowledge: (a) the Company Software Product does not infringe the Intellectual Property or other rights of any third party; and (b) no third party is infringing the Intellectual Property rights of Company in the Company Software.

9.5 The Company Software is not in the public domain.

10. Limitation on Liability; Indemnities.

10.1 In the event of a breach of this Agreement by either Party, it is the intent of the Parties that the breaching Party will be liable to the non-breaching Party only for actual damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in accordance with this Agreement. In no event shall either Party be liable to the other Party or to any third party for any loss of use, revenue, or profit or loss of data or diminution in value, or for any consequential, incidental, indirect, exemplary, special, or punitive damages whether arising out of breach of contract, tort (including negligence), or otherwise, regardless of whether such damage was foreseeable and whether or not Company has been advised of the possibility of such damages, and notwithstanding the failure of any agreed or other remedy of its essential purpose.

10.2 Each Party (an “Indemnifying Party”) shall indemnify the other (an “Indemnified Party”) against all losses in connection with any proceeding arising out of the Indemnifying Party’s willful misconduct or gross negligence. In addition, Client shall indemnify, defend and hold harmless Company from and against any and all claims arising out of or associated with Client’s breach of any provision of this Agreement or misuse or unauthorized use of the Company Software.

10.3 Prior to bringing a claim for indemnification, the Indemnified Party shall notify the Indemnifying Party of the indemnifiable proceeding, and deliver to the Indemnifying Party all legal pleadings and other documents reasonably necessary to indemnify or defend the indemnifiable proceeding. Should the Indemnified Party fail to notify the Indemnifying Party of the indemnifiable proceeding, the Indemnifying Party shall be relieved of its indemnification obligations to the extent it was prejudiced by the Indemnified Party’s failure. The Indemnified Party’s right to indemnification is the exclusive remedy available in connection with the indemnifiable proceedings described in this Section 10.

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11. Equitable Remedies. Each Party acknowledges that breach by a Party of its obligations under this Agreement may cause the non-breaching Party irreparable injury for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief (without any requirement to post a bond or other security), including a restraining order, injunctive relief, specific performance, in addition to any other remedy to which the non-breaching Party may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

12. Force Majeure. Company shall not be liable or responsible to Client, nor be deemed to have defaulted or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts or circumstances beyond the reasonable control of Company including, without limitation, acts of God, explosion, governmental actions, war, invasion or hostilities, terrorist threats or acts, riot, or other civil unrest, national, regional or State emergency, public health emergency, quarantine, epidemic, pandemic, lock-outs, strikes or other labor disputes (whether or not relating to either Party’s workforce), telecommunication breakdown or power outage.

13. Entire Agreement. This Agreement and any and all exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter, including without limitation, the Original Agreement. For the avoidance of doubt, all exhibits, schedules, attachments and appendices hereto shall be deemed to be part of this Agreement.

14. Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage pre-paid). Notices must be addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section).

Notice to Client:	ETI Systems
PO Box 48027 Dubai, UAE Attn: Joseph Phillip E-mail: ____________________

Notice to Company:	mPhase Technologies, Inc. 1101 Wootton Parkway, Suite 1040 Rockville, MD 20852, USA Attention: Anshu Bhatnagar E-mail: ab@mphasetech.com

15. Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

16. Amendments. No amendment to or modification of this Agreement is effective unless it is in writing, identified as an amendment to or modification of this Agreement and signed by each Party.

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17. Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

18. Assignment. Client shall not assign, transfer, delegate or subcontract any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Company. Any purported assignment or delegation in violation of this provision shall be null and void. No assignment or delegation shall relieve the Client of any of its obligations under this Agreement.

19. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

20. Relationship of the Parties. The relationship between the Parties is that of independent contractors. Company may be engaged or employed in any other business, trade, profession, or other activity whatsoever. The details of the method and manner for performance of the Services by Company shall be under its own control, Client being interested only in the results thereof. Nothing in this Agreement shall give the Client the right to direct the details and manner of the completion of the Services. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever. Nothing contained in this Agreement restricts in any way the ability of Company to provide services similar to those provided under this Agreement.

21. No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22. Choice of Law: Jurisdiction; Service of Process. This Agreement and all related documents, if any, including any exhibits attached hereto, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to the conflicts of law provisions thereof. Each Party hereby irrevocably consents to the exclusive jurisdiction and venue of any state court located within Montgomery County, State of Maryland, USA, in connection with any matter arising out of this Agreement or the transactions contemplated under this Agreement. Each Party hereby irrevocably agrees that process may be served on it in any manner authorized by the laws of the State of Maryland, USA, and waives any objection it might otherwise have to service of process under such laws.

23. Dispute Resolution; Arbitration. Any dispute or controversy arising out of this Agreement will be settled by arbitration in Maryland, according to the rules of the American Arbitration Association then in effect, and by three (3) arbitrators. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrators will not have the power to award any punitive or consequential damages.

24. Waiver of Jury Trial. Each Party acknowledges that any controversy that may arise under this Agreement, including exhibits, schedules, attachments, and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally agrees to waive any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including exhibits, schedules, attachments or appendices attached to this agreement, or the transactions contemplated hereby.

25. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email of an executed PDF, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

26. Attorneys’ Fees. Each Party is responsible for their own attorney fees.

27. Construction of Agreement; Mutuality. The Parties acknowledge and agree that this Agreement has been prepared as the result of negotiation and review by the Parties, shall be deemed to have been mutually drafted by the Parties, and shall not be construed against either Party as the drafter.

[signature page(S) follow(s)]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers and managers.

MPHASE:

mPhase Technologies, Inc.

By
Name:	Anshu Bhatnagar
Title:	Chief Executive Officer

CLIENT:

ETI Systems

By
Name:	Joseph Phillip
Title:	General Manager

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SCHEDULE A

TO

AMENDED AND RESTATED

SOFTWARE PRODUCT LICENSE AGREEMENT

STATEMENT OF WORK: DESCRIPTION OF SERVICES

This schedule is intended to provide a Statement of Work and description of the Services to be provided by Company to Client under the terms and as part of the Agreement.

DEVELOPMENT, CONSULTING AND IMPLEMENTATION SERVICES

Company shall provide any custom development of the AI enabled intelligent learning management system. This includes custom content, white labeling support, marketing support, data required to power the AI platform, and all consulting and implementation services to Client in connection with its use of the Product Software in the Client Platform as part of its Business. All personnel, including contractors, and Subcontracting entities will be subject to approval from ETI.

TRAINING SERVICES

Company shall provide training services to employees of Client in connection with Client’s incorporation and use of the Software Product in the Client Platform.

MAINTENANCE SERVICES

These Services consist of the update, correction and bug fix services described below offered by Company in connection with the use and operation of the Software Product.

UPDATE SERVICE

Company shall provide Client with all updates, extensions, enhancements, modifications, and changes that Company makes or adds to the Company Software and which is offered by Company to other licensees of the Company Software at Company’s then-current rates.

BUG FIX SERVICE

Company shall provide Client, at Company’s expense, with all bug fixes and code corrections it makes to correct or address malfunctions and/or defects in the Company Software as necessary to bring the Company Software into substantial conformity with its operating specifications.

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